PART II, ITEM 6                                                       EXHIBIT 11

                                   CCAIR, Inc.




                  COMPUTATION OF EARNINGS (LOSS) PER SHARE (1)


                                                                  Three Months ended September 30,
                                                                      1995                       1994
                                                                 --------------                ---------


Net income (loss)                                                   $   378,694                $(  569,876)
                                                                    ===========                ===========

Shares
  Weighted average number of
    shares outstanding                                                7,413,552                 7,381,195

Assuming exercise of options                                            394,340                      ----
                                                                  -------------                 ---------

Weighted average number of
  shares outstanding,
  as adjusted                                                         7,807,892                 7,381,195
                                                                   ============              ============


Income (loss) per share:                                            $      .05               $   (  .08 )

                                                                 ===============             ============




(1) Fully diluted average number of shares outstanding, as adjusted and earnings (loss) per share are the same as calculated for primary for the periods presented.







                                                        E-2

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